EXHIBIT 10.1
AGREEMENT FOR PURCHASE AND SALE
     This Agreement for Purchase and Sale (this “Agreement”) is entered into as of August 24, 2006, by and between 7007 PALMETTO INVESTMENTS, LLC., a Florida limited liability company (“Seller”), and SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation, and/or assigns (“Buyer”).
WITNESSETH:
     1. Recitals. This Agreement is made with reference to the following facts and definitions:
          1.1. Seller owns the real property located at 7007 N.W. 77th Avenue, Miami, Florida, and a parcel of vacant land adjacent to it, as more fully described on the attached Exhibit “A” (the “Real Property”). In addition to the Real Property, Buyer intends to purchase and Seller intends to sell, in accordance with this Agreement, (a) all improvements constructed in, on or under the Real Property, including an existing office building constructed thereon (collectively, the “Improvements”), (b) all of Seller’s fixtures, furnishings, equipment and personal property, if any, located on and used exclusively in connection with the Real Property or the Improvements (the “Personal Property”; the parties acknowledge and agree that they shall agree upon an inventory of the Personal Property during the Due Diligence Period (as hereinafter defined) after the Existing Tenant’s (as hereinafter defined) personal property has been removed and the same shall be attached hereto as Schedule 1.1), (c) all of Seller’s rights under those certain Contracts (as hereinafter defined) which Buyer elects to assume in accordance with the provisions of Section 5.2 hereof (the “Contract Rights”), and (d) (i) all strips and gores of land lying adjacent to the Real Property and owned by Seller, together with all easements, privileges, rights of way, riparian and other water rights, land underlying any adjacent public streets, roads and/or parks, and all tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, (ii) all deposits, licenses, permits, authorizations, approvals and contract rights pertaining to the ownership and/or operation of the Real Property or the Improvements, and (iii) all general intangible rights pertaining to the ownership and/or operation of the Real Property or the Improvements (collectively, the “General Intangibles”).
          1.2. By this Agreement, Buyer and Seller intend to provide for the sale of the Real Property, the Personal Property, the Improvements, the Contract Rights and the General Intangibles by Seller to Buyer. The Real Property, the Personal Property, the Improvements, the Contract Rights and the General Intangibles shall be collectively referred to in this Agreement as the “Property.”
          1.3. For purposes of this Agreement, “Effective Date” means the date upon which this Agreement is fully executed.
     2. Purchase and Sale. Pursuant to this Agreement, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller.
     3. Appointment of Escrow Agent.
          3.1. Opening of Escrow. Buyer and Seller hereby appoint Greenberg Traurig, P.A. to act as escrow agent (“Escrow Agent”) for the purpose of facilitating the consummation of the transaction contemplated by this Agreement and, by its execution of the Consent and Acceptance at the end of this Agreement, Escrow Agent accepts such appointment. Upon the Effective Date, Buyer shall immediately deliver the Initial Deposit (as defined in Section 4.1 below) to Escrow Agent, together with a copy of the fully executed original (or executed counterparts) of this Agreement. Escrow Agent shall, immediately upon its receipt of the Deposit and executed Agreement, execute and deliver to Buyer and Seller the Consent and Acceptance of Escrow Agent attached to this Agreement, which Consent and Acceptance of Escrow Agent shall specify the date of such receipt.
          3.2. Closing Date. The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur in accordance with Section 8 below on a date (i) no earlier than January 2, 2007, and no later than January 4, 2007, or (ii) an earlier date provided, however, that Seller shall give Buyer sixty (60) days’ notice of such earlier closing date and such earlier closing date shall be at least sixty (60) days after the expiration of the Due Diligence Period (the “Closing Date”).
     4. Purchase Price. The purchase price payable by Buyer for the Property (the “Purchase Price”) shall be Eight Million Eight Hundred Eighty-two Thousand Five Hundred Dollars ($8,882,500) and shall be payable in accordance with Section 4.1 below. The parties acknowledge and agree that they shall use their good faith efforts to agree upon an allocation of the Purchase Price as between the Personal Property and the remainder of the Property prior to the expiration of the Due Diligence Period.
          4.1. Deposit. Concurrently with Buyer’s delivery of an executed copy of this Agreement to Escrow Agent, Buyer shall deliver to Escrow Agent immediately available funds in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Initial Deposit”). Immediately upon expiration of the Due Diligence Period, (a) Buyer shall make an additional delivery to Escrow Agent of immediately available funds in the amount of Nine Hundred Thirty-Five Thousand Dollars ($935,000.00) (the “Additional Deposit”), and (b) the Initial Deposit and Additional Deposit shall, except (i) in the event the Agreement is terminated in accordance with Section 5 below, (ii) in the event of Seller’s default, or (iii) as otherwise expressly provided herein, become non-refundable to Buyer and shall either be applied toward the payment of the Purchase Price at Closing or retained by Seller if the Closing does not occur. Upon receipt of an executed W-9 from Buyer, Escrow Agent shall promptly deposit the Initial Deposit into an interest-bearing account. As used in this Agreement, the “Deposit” shall mean the Initial Deposit and Additional Deposit, collectively, plus any interest accrued while in the possession of Escrow Agent.
          4.2 Assumption of Existing Debt. Buyer shall have the right but not the obligation, which right shall be exercised by Buyer if at all in its sole and absolute discretion, to assume the existing mortgage loan (the “Existing Loan”) encumbering the Property in favor of Great Florida Bank (the “Existing Lender”), provided that: (a) Buyer provides written notice to Seller of its intention to assume the Existing Loan at least thirty (30) days prior to Closing, (b) the Existing Lender consents to such assumption, (c) there shall be no delay in the Closing as a result of such assumption and such assumption, whether completed or not, shall not affect Buyer’s obligation to close upon the Closing Date.
          4.3. Balance. On or before the Closing Date, Buyer shall deposit with Escrow Agent cash or other immediately available funds in the amount of the Purchase Price less the Deposit and, if applicable, all outstanding amounts (including principal and interest) assumed by Buyer under the Existing Loan, subject to the additional costs and prorations set forth in this Agreement.
     5. Due Diligence and Title Matters.
          5.1. Due Diligence Deliveries By Seller. On or prior to the Effective Date, Seller provided Buyer copies of, or access to, all title information, surveys, environmental reports, physical inspection reports, warranties, permits, copies of all leases and contracts affecting the Property, engineering reports, current operating statements, current tax bill, insurance policies (including statements of premium due), the Existing Loan Documents (as hereinafter defined), utility bills and any and all other pertinent data which it has in its possession or control, including without limitation those items received from the immediate predecessor-in-title to the Property in connection with Seller’s due diligence investigation of the Property (collectively, the “Due Diligence Items”) for review by Buyer. Except as expressly provided in this Agreement, Seller makes no representation whatsoever regarding the accuracy or completeness of any of the Due Diligence Items delivered to Buyer pursuant to this Section.
          5.2. Due Diligence Investigation. From the Effective Date until the date which is thirty (30) days after the Effective Date (the “Due Diligence Period”), Buyer may investigate and research and approve or disapprove of the physical, developmental, and economic status and feasibility of the Property. The matters subject to Buyer’s approval under this Section include, but shall not be limited to, marketing studies, land use and legal due diligence, engineering studies, soils tests, physical inspections, and environmental surveys with respect to the Property. In order to facilitate Buyer’s investigation and analysis under this Section 5.2, Seller grants Buyer the right to conduct such inspections, reviews, examinations, and tests on the Property as Buyer deems necessary or desirable to investigate the physical condition of the Property, as well as access to relevant information relating to the Property within Seller’s possession or control (but, except as expressly provided in this Agreement, Seller makes no representation regarding the accuracy or completeness of such information). On or before the expiration of the Due Diligence Period, Buyer shall notify Seller as to which of the Contracts it shall assume at Closing.
     Seller and Buyer acknowledge and agree that the existing tenant currently occupying the Property (the “Existing Tenant”) is scheduled to vacate the Property on or before August 13, 2006 (subject to removal of personal property by August 31, 2006). In the event the Existing Tenant has not vacated the Property and the Existing Tenant’s personal property is not removed on or before the expiration of the Due Diligence Period, (a) the Due Diligence Period shall be extended on a day-for-day basis until such time as the Existing Tenant does in fact vacate the Property and the Existing Tenant’s personal property is removed, and (b) in the event the Due Diligence Period is extended past September 30, 2006 in accordance with the prior clause, the Closing Date shall automatically be extended on a day-for-day basis for the number of days equal to the number of days following September 30, 2006 that the Existing Tenant remains in possession of the Property.
     Buyer shall have the right in its sole and absolute discretion, which right shall be exercised by Buyer providing written notice to Seller and Escrow Agent on or before the expiration of the Due Diligence Period, to terminate this Agreement for any reason or no reason, in which event (a) neither Buyer nor Seller will have any further obligation to the other party under this Agreement (except to the extent of any indemnities under this Agreement with respect to events occurring before such termination, which indemnities shall survive any such termination), and (b) Escrow Agent shall, without requiring any further instructions, immediately return the Deposit plus any interest accrued thereon to Buyer. If Buyer has not so notified Seller and terminated this Agreement on or before the expiration of the Due Diligence Period, then, subject to its termination rights under Sections 5.3, 5.4 and 17 hereof, Buyer shall be obligated to proceed to close the transaction contemplated by this Agreement in accordance with its terms.
          5.3. Status of Title and Survey. Buyer may obtain at its sole cost and expense an ALTA/ACSM survey of the Property (the “Survey”) and a commitment for Title Insurance (the “Title Commitment”) for an ALTA Owner’s Policy to be issued by a title insurance company of Buyer’s choice (the “Title Company”). Buyer shall have until the expiration of the Due Diligence Period (such date for Buyer’s approval or disapproval of status of title, the “Title Approval Date”) to approve or disapprove title matters. If Buyer disapproves of any of the matters shown in the Title Commitment or the Survey

(which shall also include UCC-1 Financing Statements filed with the Florida Secretary of State) (“Disapproved Title Exceptions”) before the Title Approval Date and evidences its disapproval by giving written notice (“Buyer’s Title Notice”) of its disapproval to Escrow Agent and Seller on or before the Title Approval Date, then on or before ten (10) days after the Title Approval Date, Seller shall notify Buyer of those Disapproved Title Exceptions that Seller shall cause to be deleted from the Title Policy (as defined below) or Survey, as applicable (the “Seller’s Response Notice”); provided, however that Seller shall be obligated to cause all Monetary Encumbrances (as hereinafter defined) to be satisfied by Seller (or otherwise transferred to bond) at or prior to Closing; provided, further, however, that if Seller fails to provide the Seller’s Response Notice within ten (10) days following Seller’s receipt of the Buyer’s Title Notice, Seller shall be deemed to have elected not to cure any of the Disapproved Title Exceptions (other than any Monetary Encumbrances which it is obligated to cure). Within ten (10) days following Buyer’s receipt of the Seller’s Response Notice (or twenty (20) days following Seller’s receipt of the Buyer’s Title Notice to the extent Seller fails to send a Seller’s Response Notice), Buyer may, by written notice to Seller and Escrow Agent, either (a) waive its prior disapproval of the remaining Disapproved Title Exceptions, in which event such remaining Disapproved Title Exceptions shall cease to be Disapproved Title Exceptions, or (b) terminate this Agreement, in which event (i) neither Buyer nor Seller will have any further obligation to the other party under this Agreement (except to the extent of any indemnities under this Agreement with respect to events occurring before such termination, which indemnities shall survive any such termination), and (ii) Escrow Agent shall, without requiring any further instructions, immediately return the Deposit plus any interest accrued thereon to Buyer; provided, however, that Buyer’s failure to provide written notice within the ten (10) day period shall be deemed to be a waiver of the remaining Disapproved Title Exceptions. Buyer shall have the continuing right to receive updates of, or endorsements to, the Title Commitment and Survey and Seller shall be obligated to remove at or prior to Closing all new matters which may be raised as objections by Buyer, unless the same are caused by Buyer.
          5.4. Owner’s Policy. On or before the Closing, Title Company must be prepared to issue to Buyer an Owner’s Policy of Title Insurance for the Property (the “Title Policy”) effective as of the Closing Date, collectively insuring Buyer in the amount of the Purchase Price that fee simple title to the Property will be vested in Buyer upon Closing, subject to (a) liens for taxes and assessments not yet due and payable or delinquent, (b) those exceptions to title described in the Title Commitment other than the Disapproved Title Exceptions, and (c) those matters appearing in any updates of, or endorsements to, the Title Commitment to the extent the same are caused by Buyer. Except as specifically provided in Section 5.3 above or the following sentence, Seller shall not be in default under this Agreement and shall not be liable to Buyer for the failure to remove any item identified by the Title Company as an exception to title. Seller shall only be in default under this Agreement with respect to title issues if Seller fails to cause the removal from the Title Policy of (i) a Monetary Encumbrance, or (ii) any matter appearing in the chain of title after the effective date of the Title Commitment and shown as an exception in an endorsement to, or update of, the Title Commitment or the Survey, unless the same is caused by Buyer, in which event Buyer shall be entitled to all legal and equitable remedies available to Buyer due to Seller’s default. As used in Sections 5.3 and 5.4, “Monetary Encumbrance” means a lien upon the Property, including without limitation mechanic’s or construction lien claims, that can be fully satisfied and removed as an exception to title (as determined by Title Company) by the payment of a liquidated amount of money.
          5.5. Pre-Closing Occupancy. Within thirty (30) days following the expiration of the Due Diligence Period, Buyer or its permitted assignee hereunder shall enter into a lease with Seller (in the form of that contained in Exhibit “B” attached hereto and by this reference made a part hereof (the “Occupancy Agreement”)) to occupy the Property from that date (the “Date of Occupancy”) until Closing (the date of execution of such Occupancy Agreement shall be the Commencement Date (as therein defined)); provided, however, that (i) Buyer has not terminated this Agreement pursuant to Section 5.3 hereof; (ii) Buyer is not in default under this Agreement and the Additional Deposit has been received by Escrow Agent; (iii) this Agreement has not been terminated in accordance with its terms, (iv) the Occupancy Agreement shall be triple net (net, net, net) and shall provide that Buyer shall pay for all operating expenses associated with the Property, including real estate taxes, casualty and public liability insurance, utilities, janitorial expenses and maintenance costs; provided, however, that in no event shall Buyer be responsible for making any debt service or other payments under the Existing Loan or any capital repairs or improvements to the Property; and (v) Buyer shall take occupancy of the Property pursuant to the Occupancy Agreement “as is”, without any representations or warranties of any kind, except as expressly set forth in this Agreement, and that Buyer’s taking possession of the Property shall be conclusive evidence that the Property is in a condition acceptable to the Buyer in accordance with the terms and conditions of this Agreement as of the Date of Occupancy. The occurrence of an Event of Default (as such term is defined in the Occupancy Agreement) under the Occupancy Agreement shall be a default under this Agreement, and the occurrence of a default under this Agreement shall be an Event of Default (as such term is defined in the Occupancy Agreement) under the Occupancy Agreement, it being the intention of Buyer and Seller to cross-default this Agreement and the Occupancy Agreement so that a default (beyond any applicable notice and cure periods) under one is a default under the other. Further, in the event that this Agreement terminates in accordance with its terms, the Occupancy Agreement shall automatically terminate as of such date.
     6. Buyer’s Deliveries. Buyer shall deliver to Escrow Agent, on or before the day before the Closing Date, for disbursement, delivery and recordation, as provided in this Agreement, the following funds, instruments, and documents, the delivery of which is material to the consummation of the transaction contemplated by this Agreement:
          6.1. Funds. Immediately available funds in the amount required of Buyer under this Agreement, including sufficient funds to meet Buyer’s obligations under Sections 4.3, 9 and 10.
          6.2. Evidence of Authorization. Evidence in form and substance reasonably satisfactory to the Title Company and Seller and its legal counsel that Buyer is authorized to enter into and consummate the transactions contemplated by this Agreement.
          6.3. Termination of Occupancy Agreement. Two executed counterparts of a termination of the Occupancy Agreement effective as of the Closing Date.
          6.4 Assignment and Assumption of Contracts. Two executed counterparts of an Assignment and Assumption of Contracts in the form attached hereto as Exhibit “C” duly executed by Buyer assuming those Contracts which Buyer has elected to assume pursuant to Section 5.2 hereof.
          6.5. Settlement Statement. Two executed counterparts of a settlement statement reflecting the prorations and adjustments required pursuant to this Agreement.
          6.6. Other Documents. Any documents reasonably required of Buyer in order to consummate the subject transaction pursuant to this Agreement.
     7. Seller’s Deliveries. Seller shall deliver to Escrow Agent on or before the day before the Closing Date, for disbursement, delivery and recordation, as provided in this Agreement, the following instruments and documents:

          7.1 Deed and Bill of Sale. A Special Warranty Deed in form satisfactory to the Title Company duly executed and acknowledged by Seller conveying all of Seller’s interest in the Real Property to Buyer (the “Deed”), and a Bill of Sale conveying all of Seller’s interest in the Personal Property to Buyer (“Bill of Sale”) duly executed by Seller.
          7.2. FIRPTA Affidavit. A FIRPTA affidavit duly executed and acknowledged by Seller certifying under penalty of perjury (a) Seller’s United States taxpayer identification number and (b) that Seller is not a foreign person, in accordance with Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment in Real Property Tax Act).
          7.3 General Assignment. An Assignment of General Intangibles in the form attached hereto as Exhibit “D” duly executed by Seller assigning the General Intangibles to Buyer.
          7.4 Termination of Occupancy Agreement. Two executed counterparts of a termination of the Occupancy Agreement effective as of the Closing Date
          7.5 Assignment and Assumption of Contracts. Two executed counterparts of an Assignment and Assumption of Contracts in the form attached hereto as Exhibit “C” duly executed by Seller assigning those Contracts which Buyer has elected to assume pursuant to Section 5.2 hereof.
          7.6 Title Affidavit. An affidavit in form satisfactory to the Title Company duly executed and acknowledged by Seller certifying under penalty of perjury certifying (a) that there are no unpaid bills for labor, materials or services undertaken at or supplied to the Real Property by or upon order of Seller or its agents, and no labor, services or materials have been undertaken at or supplied to the Real Property, by or upon order of Seller or its agents which could be the basis for any claims against the Real Property; (b) that no Person other than the Buyer has any right or claim to possession of the Real Property, (c) that there has been no change in title to the Property from and after the most current effective date of the Title Commitment and there are no matters pending against Seller which could give rise to a lien that would attach to the Property, and (d) any other matters as are reasonably and customarily required to induce the Title Company to issue the Title Policy to the Buyer at Closing;
          7.7. Settlement Statement. Two executed counterparts of a settlement statement reflecting the prorations and adjustments required pursuant to this Agreement.
          7.8. Evidence of Authorization. Evidence in form and substance reasonably satisfactory to the Title Company and Buyer and its legal counsel that Seller is authorized to enter into and consummate the transactions contemplated by this Agreement.
          7.9. Other Documents. All other documents reasonably required of Seller by Title Company in order to consummate the subject transaction.
     8. Closing. On the Closing Date, Escrow Agent shall promptly perform all of the following:
          8.1. Recording. Cause the Deed to be recorded in the public records of Miami-Dade County, Florida.
          8.2. Buyer’s Deliveries. Deliver to Seller all of the deliveries of Buyer made pursuant to Section 6 above.

          8.3. Seller’s Deliveries. Deliver to Buyer all of the deliveries of Seller made pursuant to Section 7 above.
          8.4. Costs and Prorations. Pay the costs and apply the prorations in accordance with Sections 9 and 10 below.
          8.5. Issuance of Owner’s Policy. Cause the Title Policy to be issued and delivered to Buyer.
          8.6. Disbursement of Purchase Price. Disburse to Seller (after making appropriate adjustments for costs and prorations as provided in this Agreement), all funds deposited with Escrow Agent by Buyer in payment of the Purchase Price.
     9. Costs. Seller shall pay (a) all documentary stamp, surtax and transfer taxes payable in connection with the recordation of the Deed, and (b) the cost of recording the Deed and all documents required pursuant to this Agreement to clear title at Closing. Buyer shall pay (w) the cost of the title insurance premium for the Title Policy, (x) the costs associated with Buyer’s due diligence efforts in connection with its inspections of the Property, (y) the Commissions (as hereinafter defined), and (z) all costs associated with Buyer’s financing of the Purchase Price, including any fees payable in connection with any loan, appraisal, title policy, etc., and with any assumption by Buyer of the Existing Loan. Each party shall be responsible for its own attorney’s fees.
     10. Prorations. The following shall be prorated between Buyer and Seller as of 12:01 A.M. on the Date of Occupancy, on the basis of the actual number of days during the month in which the Date of Occupancy occurs: utility charges, and rents. Delinquent rent shall not be prorated by Escrow Agent unless collected prior to Closing. In addition to the foregoing apportionments, Seller shall receive all other income accrued (including without limitation delinquent rent collected after Closing), and shall pay all other expenses accrued or incurred in connection with the ownership or operation of the Property before the Date of Occupancy, and Buyer shall receive all other income accruing, and shall pay all other expenses accrued or incurred in connection with the ownership or operation of the Property on or after the Date of Occupancy. Notwithstanding anything to the contrary in this paragraph, there shall be no proration of any amount received by Seller before the Date of Occupancy in connection with service contracts.
With respect to the proration of real property taxes and special assessments (“Taxes”), the parties acknowledge and agree that (a) if the Closing occurs prior to the date that 2006 taxes are paid, then the proration of Taxes shall be based on the 2006 tax bill and shall be prorated as of the Closing Date taking into account the maximum allowable discount for early payment and all amounts paid under paragraph 6(b) of the Occupancy Agreement, and (b) if the Closing occurs following the date that 2006 taxes are paid, then there shall be no proration of Taxes.
Buyer and Seller shall use their best efforts to complete all income and expense reconciliation to be performed outside of Escrow as soon as possible after Closing; provided, however that the parties agree that they shall reprorate Taxes and all items of income and expense within thirty (30) days following written demand by the other party. The provisions of this Section 10 shall survive the Closing.
     11. Failure to Close.
     If Closing does not occur by reason of Buyer’s timely and proper termination of this Agreement in accordance with Sections 5.2, 5.3, 5.4 and/or 17 hereof, Buyer is entitled to the immediate return of the

Deposit and all interest earned thereon upon delivery of written notice by Buyer to Escrow Agent. If Closing does not occur by reason of a default by Seller under this Agreement, including an Event of Default (as such term is defined in the Occupancy Agreement) under the Occupancy Agreement, Buyer shall have the following remedies, and hereby expressly waives all other remedies otherwise available to it at law or in equity: (i) the right to have this Agreement specifically performed; or (ii) the right to terminate this Agreement and receive a refund of the entire Deposit and any interest accrued thereon; or (iii) if the Seller has sold the Property thereby making the remedy of specific performance not available to Buyer, the right to bring suit against Seller for damages, provided, however, that Buyer’s suit for damages shall expressly exclude any claim for punitive damages. If this Agreement is terminated as provided in this Section, Buyer shall return to Seller, within two business days after the termination of this Agreement, all documents and Due Diligence Items and other materials provided by Seller or its agents to Buyer or its agents in connection with this Agreement or the Property and all copies thereof.
     12. LIQUIDATED DAMAGES. THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT THE CLOSING DOES NOT OCCUR BECAUSE BUYER BREACHES THIS AGREEMENT AND HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES AND THEY AGREE THAT (I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, (II) LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (AS IT MAY BE INCREASED FROM TIME TO TIME) ARE AND WILL BE REASONABLE, (III) IN THE EVENT OF SUCH BREACH, SELLER IS ENTITLED TO THE DEPOSIT AS SUCH LIQUIDATED DAMAGES, AND (IV) IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, SELLER SHALL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY ON ACCOUNT OF THE FAILURE OF THE CLOSING TO OCCUR, EXCEPT FOR: (A) CLAIMS FOR THE RETURN OF DOCUMENTS IN CONNECTION WITH THIS AGREEMENT; (B) ACTIONS TO EXPUNGE A LIS PENDENS OR OTHER CLOUDS ON TITLE CAUSED BY BUYER; (C) BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, AND (D) ATTORNEYS’ FEES AND COSTS INCURRED BY SELLER INCIDENT TO CLAUSES (A) THROUGH (C).

SELLER’S INITIALS JI	BUYER’S INITIALS RA

     13. Possession. Seller shall deliver possession of the Property to Buyer on the Date of Occupancy pursuant and subject to the Occupancy Agreement and subject to the terms and conditions herein. In the event of a conflict between the terms of the Occupancy Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and control.
     14. Seller’s Representations and Warranties. The accuracy and completeness of the following constitute a condition to closing and Seller represents and warrants that the following is complete and accurate as of the Effective Date, and will be complete and accurate as of the Closing:
          14.1 Seller is duly organized, validly existing, and qualified to conduct its business and has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and, except for any internal corporate/company approvals which may be required, which shall be received prior to Closing if required, Seller will have taken all requisite action in connection with entering into this Agreement and the consummation of the transactions contemplated by this Agreement and the individual executing this Agreement on behalf of Seller will have the legal power, right, and actual authority to bind Seller to the terms and conditions of this Agreement.
          14.2 Seller has not entered into any contracts, arrangements, licenses, concessions, easements, or other agreements, including, without limitation, service arrangements and employment agreements, either recorded or unrecorded, written or oral, with respect to the Property, or any portion thereof or the use thereof, other than the contracts set forth on Schedule 14.2 attached hereto (collectively, the “Contracts”). Seller has provided Buyer with true, correct and complete copies of the Contracts.
          14.3 Seller has no actual notice or knowledge of: (i) any pending improvement liens to be made by any governmental authority with respect to the Property; (ii) any violations of zoning ordinances or other governmental regulations with respect to the Property; (iii) any pending or threatened lawsuits with respect to the Property; or (iv) any pending or threatened condemnation proceedings with respect to the Property.
          14.4 Seller shall comply prior to the Closing Date with all laws, rules, regulations and ordinances of all governmental authorities having jurisdiction over the Property. Seller shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller’s ownership and/or operation of the Property; provided that this expressly does not include any and all such amounts owed by Buyer (i) under the Occupancy Agreement, or (ii) as a result of its performance of its due diligence investigations under this Agreement, or (iii) as a result of undertaking improvements at the Property permitted under the Occupancy Agreement.
          14.5 Prior to Closing, no portion of the Property or any interest therein shall be alienated, encumbered, conveyed or otherwise transferred, and Seller shall not enter into any contracts or letters of intent to sell the Property or any portion thereof. Furthermore, after the expiration of the Due Diligence Period, and provided that Buyer has not terminated this Agreement pursuant to Section 5.2 hereof, and this Agreement has not been otherwise terminated in accordance with its terms, Seller shall not market the Property.
          14.6 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in a breach of, or default under, any agreement to which Seller is a party or by which the Property is bound, or (ii) violate any restrictions to which Seller is subject.
          14.7 Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At Closing, Seller shall deliver to Buyer an affidavit to such effect, and also stating Seller’s taxpayer identification number and the Seller’s office address. Seller acknowledges and agrees that Buyer shall be entitled to fully comply with Internal Revenue Code Section 1445 and all related sections and regulations, as same may be modified and amended from time to time, and Seller shall act in accordance with all reasonable requirements of Buyer to effect such full compliance by Buyer.
          14.8 There are no leases or other occupancy agreements, either written or oral, which affect the Property and Seller has exclusive possession of the Property, except only for (i) the rights of the Existing Tenant; provided, however, that the Existing Tenant shall have no further rights of occupancy of the Property following August 31, 2006, (ii) the rights of the Buyer under the Occupancy Agreement; provided, however, that the Occupancy Agreement shall be terminated prior to Closing.

          14.9 Seller has filed, when due and in accordance with all applicable laws, all statements, reports, returns and forms required to be filed by Seller with respect to any sales tax due in connection with the Property and all sums (including any penalties) shown to be due on such statements, reports, returns and forms have been paid prior to the date of this Agreement or shall be paid prior to Closing. To Seller’s knowledge there are no pending examinations or audits of any such returns of Seller, and the results of any prior audits did not result in the assessment of any deficiencies or penalties which remain unpaid. The representations contained in this Section 14.9 shall survive the Closing for a period of no more than six (6) months.
          14.10 The Seller has no employees with respect to the Property.
          14.11 True, correct and complete copies of the loan documents in Seller’s possession or control, which evidence the Existing Loan (the “Existing Loan Documents”) have been provided to Seller. As of the Effective Date the outstanding principal balance of the Existing Loan is $4,637,948.83. To Seller’s knowledge, Seller is not in default under any of the Existing Loan Documents, and to Seller’s knowledge, no event has occurred which constitutes, or which with the passage of time or the giving of notice, or both, would constitute a default under or breach of any of the Existing Loan Documents or which would excuse performance by any parties thereto.
          14.12 To the best of Seller’s knowledge, all of the Due Diligence Items provided to Buyer are complete copies of the same in Seller’s possession or control.
          14.13 The Existing Tenant has vacated the Property as of August 13, 2006; provided, however, that as of the date of this Agreement the Existing Tenant’s personal property has not yet been removed from the Property.
          14.14 The minimum earned premium is equal to half (6 months) of the total annual premium due for the 12-month period from August 13, 2006, to August 12, 2007, and such amount is the maximum amount that would need to be paid if Seller’s insurance policy for the Property were terminated early.
          14.15 The provisions of this Section 14 shall survive the Closing for a period of six (6) months after the Closing.
     15. Buyer’s Representations and Warranties. The accuracy and completeness of the following constitute a condition to closing and Buyer represents and warrants that the following is complete and accurate as of the Effective Date and shall be complete and accurate as of the Closing: Buyer is duly organized, validly existing, and qualified to conduct its business and has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Except for any internal corporate approvals which may be required, which shall be received prior to the expiration of the Due Diligence Period if so required, all requisite action (corporate, partnership, trust or otherwise) has been taken by Buyer in connection with entering into this Agreement and the consummation of the transactions contemplated by this Agreement. The individual executing this Agreement on behalf of Buyer has the legal power, right, and actual authority to bind Buyer to the terms and conditions of this Agreement. This Agreement and all documents required by this Agreement to be executed by Buyer are and are valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.
     16. Seller’s Covenants prior to Closing.
          16.1 Seller shall not modify the agreement with the Existing Tenant or any of the Contracts or enter into any new lease (whether written or oral), contract or other agreement affecting the Property or any portion thereof or the use thereof, without the prior written consent of the Buyer, which consent may be withheld in Buyer’s sole and absolute discretion; provided, however, that no consent shall be needed for Seller to enter into a service contract so long as (x) it is terminable upon no more than thirty (30) days prior written notice, (y) Seller terminates the same prior to Closing, and (z) Seller provides Buyer with a copy of such service contract immediately following full execution of such contract. With respect to those Contracts which Buyer does not elect to assume prior to Closing, (a) Seller shall cause such Contracts to be terminated effective as of the Closing Date, and (b) Seller shall be responsible for any and all costs in connection with such terminations.
          16.2 Prior to the Date of Occupancy and subject to the provisions of Section 16.1 above, Seller shall operate the Property in the ordinary course of business prior to Date of Occupancy in the same manner as it is currently operating the Property, and shall maintain the Property in the same condition, wear and tear excepted. Subject to the provisions of paragraph 8 of the Occupancy Agreement, Seller shall continue to keep the Property fully insured with Seller’s existing coverage.
          16.3 Seller shall use its best efforts to cause the Existing Tenant’s personal property to be removed from the Property prior to the expiration of the Due Diligence Period.
     17. Condemnation; Destruction.
          17.1 If, before the Closing, a portion of the Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), and suchtaking adversely affects access to the Property or the Buyer’s intended use of the Property, then Buyer shall have the option to either (a) terminate this Agreement upon written notice to Seller and Escrow Agent given no later than ten (10) days after Buyer receives notice thereof, in which event (i) neither Buyer nor Seller shall have any further rights or obligations under this Agreement (except to the extent of any indemnities under this Agreement with respect to events occurring before such termination, which indemnities shall survive any such termination), and (ii) Escrow Agent shall, without requiring any further instruction from Seller, immediately return to Buyer the Deposit and all interest accrued thereon, or (b) proceed with the Closing in which case Buyer shall be entitled to all condemnation awards and settlements. If such taking does not adversely affect access to the Property or the Buyer’s intended use of the Property, Buyer shall proceed to close this transaction in accordance with this Agreement, without modification of the terms of this Agreement, in which case Buyer shall be entitled to all condemnation awards and settlements.
          17.2 If the Property is damaged by fire or other casualty on or before the Closing Date, Seller immediately shall notify Buyer of such damage, or if Buyer is occupying the Property pursuant to the Occupancy Agreement, Buyer shall immediately notify Seller of such damage. If the cost of repair or the impairment to the value of the Property is less than $750,000 (as estimated by a licensed engineer or independent contractor reasonably acceptable to Buyer and Seller), Buyer and Seller shall proceed to close this purchase and sale transaction in accordance with this Agreement, without modification of its terms, in which event Buyer shall be entitled to an assignment of the proceeds of all insurance relating to such fire or other casualty (which shall include half of all deductibles payable related to any claim for insurance proceeds, provided, however, that Buyer shall be responsible for paying all the deductible payable (on any claim) up to an amount equal to fifty percent (50%) of the maximum deductible payable under Seller’s insurance coverage (that is, 50% of $337,150.00) before Seller shall be obligated to pay the balance, if any, of the deductible payable). If the cost of repair of the Property so damaged, or the impairment to the value of the Property exceeds $750,000 (as estimated by a licensed engineer or independent contractor reasonably acceptable to Buyer and Seller), Buyer may either (a) terminate this Agreement and receive the return of the Deposit, in which case neither party will have any additional rights or obligations under this Agreement, or (b) elect to proceed to close this transaction in accordance with this Agreement, without modification of the terms of this Agreement, in which case Buyer is entitled to an assignment of the proceeds of all insurance relating to such fire or other casualty (which shall include half of all deductibles payable related to any claim for insurance proceeds, provided, however, that Buyer shall be responsible for paying all the deductible payable (on any claim) up to an amount equal to fifty percent (50%) of the maximum deductible payable under Seller’s insurance coverage (that is, 50% of $337,150.00) before Seller shall be obligated to pay the balance, if any, of the deductible payable).
     18. Brokers. Seller and Buyer each represents and warrants to the other that there are no real estate brokers involved in this transaction other than Antonio Puente, as agent of CB Richard Ellis, Inc., and Fairchild Partners, Inc. (the “Brokers”) and that neither has dealt with, negotiated through or communicated with any other broker in connection with this transaction. Upon Closing, Buyer shall be responsible for the payment of real estate brokerage commissions to the Brokers each in the amount of $233,750.00 (for a total of $467,500) (the “Commissions”). Seller and Buyer each agrees to and does hereby indemnify and hold the other harmless from and against the payment of any commission to any person or entity claiming by, through or under Seller or Buyer, as applicable. The representations, warranties and agreements contained in this Section 18 shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.
     19. No Reliance — As-Is. Buyer acknowledges that it is purchasing the Property in reliance solely on: (i) Buyer’s inspection of the Real Property, the Personal Property and the Improvements; (ii) Buyer’s independent verification of the truth of any documents made available to Buyer; and (iii) the opinions and advice concerning the Property of consultants and attorneys engaged by Buyer. Buyer acknowledges that before the expiration of the Due Diligence Period Buyer will have performed all of its due diligence investigations of and with respect to the Property as Buyer deems appropriate, including engineering studies, soils tests, environmental surveys and testing, physical inspections, ALTA or other surveys, and market analyses as well as Buyer’s evaluation of the condition and status of the Personal Property and Improvements and the operation and future prospects of the Property. Upon the date that Buyer takes occupancy of the Property pursuant to the Occupancy Agreement, Buyer accepts the Property and all matters relating to the Property in their “as is” condition or status as of the Closing Date, including such matters as: soils and geological condition, topography, area and configuration of the Real Property; the age and condition of the Improvements and Personal Property; the existence of any hazardous or toxic substances or materials, construction defects or other matters which would or could necessitate abatement or remediation action by the Property’s owner; any physical or mechanical defects in the Improvements or Personal Property; any easement, license or encroachment which is not a matter of public record, whether or not visible upon inspection of the Property, the zoning and other land use regulations applicable to the Property; and any other matter relating to the Property including, but not limited to, value, title, income, feasibility, cost, marketing and investment return. Buyer acknowledges and agrees that Seller is not making any express or implied warranties or representations of any kind or character with respect to the Property except for those representations and warranties expressly set forth in this agreement or in the documents delivered to buyer at closing. In particular but not by way of limitation, except as expressly set forth in this Agreement or in the documents delivered to buyer at closing, Seller makes no warranty or representation, express or implied, relating to compliance of the Improvements with current building codes, including without limitation those relating to updated or revised standards for plumbing, electrical, structural or environmental matters. Buyer warrants and represents that it has not relied on and will not rely on, either directly or indirectly, any warranty or representation of Seller not explicitly set forth in this Agreement.
     20. Indemnity. In consideration of Seller’s permission to Buyer and its agents to perform investigations and testing on and about the Property, Buyer shall defend, indemnify and hold harmless Seller, Seller’s officers, employees, agents, contractors, successors, assigns, and affiliates (collectively, the “Indemnitees”), and the Property from all claims, costs, liens, actions and judgments (including Seller’s attorneys’ fees and defense costs) resulting from Buyer’s investigation of the Property, its attempts to obtain any regulatory approvals in connection with the Property, or otherwise caused by Buyer or any of its employees, agents or independent contractors. Buyer shall, at Buyer’s sole cost, promptly repair any damage resulting from its activities on the Property and restore the Property to their condition before Buyer or any of its agents first entered the Property. If the Closing does not occur on or before the Closing Date for any reason other than a breach of this Agreement by Seller, Buyer shall provide Seller, at no cost to Seller, copies of all reports and materials derived from Buyer’s investigation of the Property.
     21. Like-Kind Exchange. Buyer shall cooperate with Seller in effecting a tax deferred exchange of the Property under Section 1031 of the Internal Revenue Code so long as no unreimbursed additional costs or liabilities are incurred by Buyer. Likewise, Seller shall cooperate with Buyer in effecting a tax deferred exchange of the Property under Section 103 of the Internal Revenue Code so long as no unreimbursed additional costs or liabilities are incurred by Seller.
     22. Special Assessments. Any and all certified, confirmed and ratified special assessment liens as of the Date of Occupancy (and not as of the Closing Date) shall be paid by Seller. Pending liens as of the Date of Occupancy shall, at Closing, be assumed by Buyer.
     23. Waiver of Trial by Jury. Seller and Buyer hereby voluntarily, knowingly, and intentionally waive any and all rights to trial by jury in any legal action or proceeding arising under or in connection with this Agreement.
     24. Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.
     25. Counterparts and Exhibits. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.
     26. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.
     27. Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all costs, expenses, and actual attorney’s fees

(including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees. The provisions of this Section 27 shall survive the Closing.
     28. Governing Law, Venue and Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of Florida, irrespective of Florida’s choice-of-law principles. Notwithstanding the location of the Property, all actions and proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State courts located in the County of Miami-Dade, State of Florida, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.
     29. Modification. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.
     30. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.
     31. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa) and the word “person” includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms “includes” and “including” do not imply any limitation. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. The paragraph and section headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability. For purposes of this Agreement, the term “day” means any calendar day and the term “business day” means any calendar day other than a Saturday, Sunday or any other day designated as a national holiday under federal law. Any act permitted or required to be performed under this Agreement upon a particular day which is not a business day may be performed on the next business day with the same effect as if it had been performed upon the day appointed.
     32. Successors-in-Interest and Assigns. Buyer may not assign its rights under this Agreement to any person or entity, without the prior written consent of Seller which consent may be withheld in Seller’s sole and absolute discretion; provided, however, that no consent shall be needed with respect to any transfer by Buyer to an entity in which the majority of the controlling or managing ownership interests are owned by Buyer or by the principal owners of Buyer or by joint venture arrangement in which Buyer is a principal member. Buyer shall promptly notify Seller of any such assignment and shall provide to Seller with such notification a copy of the assignment agreement. No assignment by Buyer of any of its rights or obligations under this Agreement relieves Buyer of any of its obligations under this Agreement unless Seller expressly agrees to such release in writing. Any purported assignment in violation of the terms of this Agreement shall be void Subject to the foregoing, this Agreement is binding on and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.
     33. Notices. Each notice and other communication required or permitted to be given under this Agreement (“Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

If to Seller, to:	7007 Palmetto Investments, Inc.
1500 San Remo Avenue, Suite 251
Coral Gables, Florida 33146
Attention: Mr. Jose I. Juncadella
Telephone: 305-668-0620
Telecopy: 305-668-0621

with a copy to:	Howe, Robinson & Watkins, LLP
501 Brickell Key Drive, Suite 504
Miami, Florida 33131
Attention: Nicolas J. Watkins, Esq.
Telephone: 305-377-1274
Telecopy: 305-377-1422

If to Buyer, to:	Spanish Broadcasting System, Inc.
2601 S. Bayshore Drive, PH 2
Miami, Florida 33133
Attention: Raul Alarcon, Jr.
Telephone: 305-443-9090
Telecopy: 305-444-2179

with a copy to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Joel Goldman, Esq.
Telephone: 305-579-0828
Telecopy: 305-961-5828

If to Escrow Agent, to:	Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Joel Goldman, Esq.
Telephone: 305-579-0828
Telecopy: 305-961-5828

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.
     34. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.
     35. Drafting Ambiguities. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.
     36. Third Party Beneficiaries. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees.
     37. Radon Gas Notice. Pursuant to Section 404.056(8), Florida Statutes, Seller hereby makes, and Buyer hereby acknowledges, the following notification:
     RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.
     38. Confidentiality. Buyer and Seller shall keep confidential and shall not disclose (i) the terms of the transaction contemplated by this Agreement, including, without limitation, the Purchase Price and all other financial terms, or (ii) the Due Diligence Items or the information contained in them, without the prior written consent of the other except (1) to Buyer’s and Seller’s respective directors, officers, partners, members, employees, legal counsel, accountants, engineers, architects, financial advisors, lender(s) and similar professionals and consultants to the extent such party deems it necessary and appropriate in connection with the transaction contemplated hereby, (2) where such information is not a part of the public domain, or (3) as otherwise required by law or regulation.
     39. Instructions to Escrow Agent. This Agreement constitutes instructions to Escrow Agent.
          39.1 Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Buyer, whether or not Escrow Agent has knowledge thereof. Escrow Agent’s only duties and responsibilities with respect to the Deposit shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement. Escrow Agent may, at the expense of Seller and Buyer, consult with counsel and accountants in connection with its duties under this Agreement. Escrow Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants. Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.
          39.2 Seller and Buyer hereby indemnify Escrow Agent and hold it harmless from and against any and all claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened, directly or indirectly, arising from, or in any way connected with, this Agreement, and Buyer and Seller further indemnify Escrow Agent against any and all expenses, including attorneys’ fees and costs, whether suit be brought or not and whether at the pretrial, trial or appellate levels, and the cost of defending any action or resisting any claim, whether litigation is actually instituted.
          39.3 All parties to this Agreement acknowledge and agree that Escrow Agent shall not be liable to any party or person whomsoever for any action taken in good faith, including, but not limited to, the misdelivery to Buyer or Seller of documents or funds subject to escrow hereunder, unless such action, including misdelivery, shall be due to willful and malicious breach of this Agreement or gross negligence on the part of Escrow Agent. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the Closing Date and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of Florida pending a determination. Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder. In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Buyer in connection with the Deposit. The parties recognize that the Escrow Agent is the law firm representing Buyer, and hereby agree that such law firm may continue to represent Buyer in any litigation pursuant to this Agreement. The Escrow Agent shall not be liable for any failure of the depository.
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IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller on the dates shown below.
SELLER:
7007 PALMETTO INVESTMENTS, LLC
a Florida limited liability company

By:	Jose I. Juncadella, P.A.,
a Florida professional association,
Manager

By:	/s/ Jose I. Juncadella
Jose I. Juncadella, President

Date: August 24, 2006

BUYER:
SPANISH BROADCASTING SYSTEM, INC.,
a Delaware corporation

By:	/s/ Raul Alarcon
Print name: Raul Alarcon
Title: President & CEO

Date: August 24, 2006

BROKERS’ ACKNOWLEDGMENT
The undersigned real estate brokers acknowledge and agree that neither is entitled to any commission or other compensation in connection with this Agreement or the Property unless and until the sale transaction contemplated by the foregoing Agreement is consummated. The undersigned waive any claims against Seller for and agree to hold Seller harmless from any compensation arising out of this transaction.

CB Richard Ellis, Inc.	Fairchild Partners, Inc.

By: /s/ Scott Sime	By: /s/ Jose I. Juncadella

Name: Scott Sime	Name: Jose I. Juncadella

Title: Managing Director	Title: President

/s/ Antonio Puente
Antonio Puente, Agent of CB Richard Ellis, Inc.
CONSENT AND ACCEPTANCE OF ESCROW AGENT
The undersigned acknowledges having received an executed original of this Agreement (or counterparts thereof) and the Deposit on _______________________, 2006.
The undersigned hereby consents to and accepts the instructions set forth in the above Agreement for Purchase and Sale.
     Greenberg Traurig, P.A.

By: /s/ Joel Goldman

Name: Joel Goldman

Title: Shareholder